EXHIBIT 99.3
Letter to DTC Participants Regarding the Offer to Exchange
Any and All Outstanding Senior Secured Floating Rate Notes due 2012
for
Senior Secured Floating Rate Notes due 2012
of
ORBIMAGE HOLDINGS INC.
Pursuant to the Prospectus dated                , 2006

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                , 2006, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR THE EXPIRATION DATE.
, 2006
To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:
     Enclosed for your consideration is a Prospectus dated      , 2006 (the “Prospectus”) and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) by ORBIMAGE Holdings Inc., a Delaware corporation (the “Company”), to exchange up to $250,000,000 in principal amount of its Senior Secured Floating Rate Notes due 2012 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all outstanding Senior Secured Floating Rate Notes due 2012, issued and sold in a transaction exempt from registration under the Securities Act (the “Private Notes”), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.
     We are asking you to contact your clients for whom you hold Private Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Private Notes registered in their own name.
     Enclosed are copies of the following documents:
1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Private Notes and for the information of your clients;

3.	The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Private Notes and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date;

4.	A form of letter that may be sent to your clients for whose accounts you hold Private Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer; and

5.	Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9.
     DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.
     Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                 , 2006, unless extended by the Company. We urge you to contact your clients as promptly as possible.

     You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.
     Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address and telephone numbers set forth below.
Very truly yours,
THE BANK OF NEW YORK
The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, N.Y. 10286
Attn: David Mauer
Telephone: (212) 815-3687
Fax: (212) 298-1915
NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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